EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Castle Brands Inc. on Form S-3 (Nos. 333-198414, 333-176005 and 333-143422) and Form S-8 (Nos. 333-133567, 333-160380, 333-189750, 333-216910 and 333-216911) of our reports dated June 14, 2019, on our audits of the consolidated financial statements as of March 31, 2019 and 2018 and for each of the years in the three-year period ended March 31, 2019, and the effectiveness of Castle Brands Inc.’s internal control over financial reporting as of March 31, 2019, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP
New York, New York
June 14, 2019